Exhibit 21

                HUNGARIAN TELEPHONE AND CABLE CORP. SUBSIDIARIES

                                                       Jurisdiction of
Subsidiary                              Ownership %    Incorporation


Papa es Tersege Telefon Koncesszios Rt.     100%       Hungary

Hungarotel Tavkozlesi Rt.                   99.0%      Hungary

Kelet-Nograd Com Rt.                        100%       Hungary

Raba Com Rt.                                99.9%      Hungary

HTCC Consulting Rt.                         100%       Hungary

Pilistav Rt.                                100%       Hungary